Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries Incorporated Outside the PRC (the “Overseas Subsidiaries”)

Gamenow.Net (Hong Kong) Limited (“Gamenow Hong Kong”)

China The9 Interactive Limited (“C9I”)

9Webzen Limited (“9Webzen Hong Kong”)

City GameNet Limited

Subsidiaries Incorporated in the PRC (the “PRC Subsidiaries”)

The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“The9 Computer”) 9Webzen (Shanghai) Co., Ltd. (“9Webzen Shanghai”)

Affiliated Companies Incorporated in the PRC (the “PRC Affiliated Companies”)

Shanghai Jiucheng Information Technology Co., Ltd. (“Shanghai IT”)

Shanghai Jiucheng Advertisement Co., Ltd. (“Shanghai Advertisement”)